Exhibit 99.1

IPAYMENT HOLDINGS, INC. AND IPAYMENT, INC. ANNOUNCE AMENDED RESTRUCTURING SUPPORT AGREEMENT AND EXTENSION OF OFFERS TO EXCHANGE AND CONSENT SOLICITATIONS

NEW YORK – (December 19, 2014) – On December 19, 2014, iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” and, together with Holdings, the “Companies”) announced the further extension of the exchange offers (the “Exchange Offers”) and consent solicitations (the “Consent Solicitations,” and together with the Exchange Offers, the “Offers”) relating to Holdco’s 15.00%/15.00% Senior Notes due 2018 (the “Holdco Notes”) and Opco’s 10.25% Senior Notes due 2018 (the “Opco Notes” and, together with the Holdco Notes, the “Existing Notes”) previously commenced by the Companies on November 7, 2014 pursuant to the Offers to Exchange and Consent Solicitation Statement, dated as of November 7, 2014 (as it may be amended from time to time, the “Statement”).

As of 5:00 p.m., New York City time, on December 18, 2014, according to Global Bondholder Services Corporation, the Information and Exchange Agent for the Offers, approximately $134,389,664, or 96.98%, of the aggregate principal amount of outstanding Holdco Notes had been validly tendered for exchange and not withdrawn and approximately $374,594,000, or 93.65%, of the aggregate principal amount of outstanding Opco Notes had been validly tendered for exchange and not withdrawn.

The Companies have extended the expiration time of the Offers from 5:00 p.m., New York City time, on December 18, 2014, to 5:00 p.m., New York City time, on December 22, 2014.

In addition, on December 18, 2014, the Companies entered into Amendment No. 2 (the “Second Amendment”) to the Exchange Offer Support Agreement, dated September 29, 2014 (as amended, the “Support Agreement”), governing the Offers. The Companies entered into the Second Amendment with holders party to the Support Agreement holding a sufficient aggregate principal amount of each series of Existing Notes to amend the Support Agreement. The Second Amendment modifies certain terms of the Support Agreement in order to lower the percentage of the aggregate principal amount of outstanding Opco Notes required to be validly tendered for exchange in order to complete the Offers from 95% to 93.60%. The corresponding Opco Notes tender condition as set forth in the Statement has also been amended from 95% to 93.60%.

The securities offered pursuant to the Statement have not been, and except as described in the Statement will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption therefrom. The Exchange Offers are being made pursuant to the exemption provided for under Section 4(a)(2) of the Securities Act.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein and is also not a solicitation of consents to proposed amendments as described in the Statement. No recommendation is made as to whether the holders of Existing Notes should tender their Existing Notes or deliver the related consents in the Exchange Offers. The Statement will be distributed only to holders of Existing Notes that complete and return a letter of eligibility confirming that they are “eligible holders” for the purposes of the Offers.

The above description of the Statement does not purport to be a complete statement of the parties’ rights and obligations thereunder. The Companies can provide no assurance that the Offers will occur on the terms described in this report, or at all. Any information disclosed in this press release shall not be construed as an admission that such information is material. This report does not constitute an offer to sell, or a solicitation of offers to buy, the securities described herein.